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                                                      EXHIBIT 99




                    Report of Independent Public Accountants


To CB Financial Corporation:

We have audited the consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1996 of CB FINANCIAL CORPORATION and subsidiaries (a Michigan corporation) not presented separately herein. These financial statements are the responsibility of CB Financial Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. As audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of CB Financial Corporation and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                  /s/ ARTHUR ANDERSEN LLP

Detroit, Michigan
 February 4, 1997.